Exhibit 99.1

BioCardia Reports Third Quarter 2026 Business Highlights and Financial Results

Sunnyvale, Calif. – November 12, 2026 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the third quarter 2026 and filed its quarterly report on Form 10-Q for the three and nine months ended September 30, 2026 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

“We believe that our CardiAMP autologous cell therapy is on track to be the first approved minimally invasive biologic therapy for the treatment of heart failure in a first world country based on the recent interactions with Japan’s Pharmaceutical and Medical Devices Agency,” said Peter Altman, PhD, Chief Executive Officer of BioCardia. “In addition, in the coming months, we aim to be able to submit our Helix transendocardial delivery platform for FDA approval, which would be the first delivery system of its type approved in the United States. This promises to be an exciting year ahead.”

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (BCDA-01)

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In November, the Company announced it had successfully completed the process with Japan's Pharmaceuticals and Medical Devices Agency (PMDA) concerning the application materials required to obtain regulatory approval in Japan. Questions remaining to be addressed in advance of submission have been addressed to PMDA’s satisfaction.

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We continue to prepare clinical data sets for submission to Japan’s PMDA and the U.S. FDA. We are working with partners to complete the electronic trial master file, conduct good clinical practice audits, and structure clinical research data in accordance with CDISC Standards, which support data consistency, traceability, and regulatory compliance. We have engaged a Designated Marketing Authorization Holder, or DMAH, as the local regulatory representative required for foreign medical device and pharmaceutical companies seeking to sell products in Japan without establishing a local office. In Japan, the DMAH designation may be transferred together with the underlying product approval.

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BioCardia continues to actively enroll in the CardiAMP HF II trial. Four clinical sites have enrolled in the study and are actively recruiting patients. Seven additional world class sites are being onboarded.

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Near term catalysts ahead for this program include publication of the peer reviewed manuscript for CardiAMP HF, submission for approval in Japan, acceptance of the submission by PMDA, and ongoing enrollment in the CardiAMP HF II trial.

Helix™ Biotherapeutic Delivery System

●	In August, FDA accepted our minutes from our Q2 Pre Submission Meeting for De Novo approval of the Helix transendocardial delivery catheter as formal minutes without changes.

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In September, based on these minutes, we submitted our revised Pre-Submission to FDA, which was accepted by FDA in October. The FDA aims to issue written feedback or hold a meeting within 70 calendar days. We expect to hear from the FDA on this Pre-Submission in the next six weeks.

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With FDA alignment on the De Novo approval pathway for Helix, we expect to complete the De Novo submission in the first quarter of 2027 with approval in mid-2027 if FDA meets its official target goal of 150 review days under Medical Device User Fee Amendments (MDUFA) guidelines.

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In addition to its role for our own therapeutic development activities, the investigational Helix system has potential to become the leading development platform for biologic therapies to treat heart disease, as it provides efficient delivery and control for these investigational agents to the heart. Helix performance for all developers is expected to be further enhanced by our Heart3D fusion imaging platform.

Heart3D™ Fusion Imaging

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The investigational Heart3D system enhances real time two-dimensional X-ray imaging by fusing pre-procedure three-dimensional anatomical heart models created from high-quality MRI and CT images for the interventional cardiologist with a focus on cardiac biotherapeutic interventions and biopsies. With Helix, it enables an elegant approach to cell, gene, and protein-based therapies for cardiac indications.

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We are working closely with our development and commercial partner, CART-Tech, to perform a number of studies with CardiAMP Cell Therapy in addition to gene therapy partners in parallel to advancing this platform into the clinic in 2027.

Third Quarter 2026 Financial Results:

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Net cash used in operations for the three months ended September 2026 was $1.7 million, comparable to $1.7 million for the three months ended September 2025, and increased to $5.1 million for the nine months ended September 2026, as compared to $4.9 million for the nine months ended September 2025, primarily due to the timing of supplier payments.

>	The Company ended the quarter with cash and cash equivalents totaling $2.2 million, providing anticipated runway into 2027.

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Research and development expenses increased to $1.2 million for the three months ended September 2026 as compared to $936,000 in the three months ended September 2025, primarily due to a bonus accrual at a higher level, coupled with increased expenses from regulatory activities to advance CardiAMP in Japan and enrollment in the CardiAMP HF II Trial. Research and development expenses decreased to $3.4 million in the nine months ended September 30, 2026 as compared to $3.8 million in the nine months ended September 30, 2025 primarily due to closeout of the CardiAMP Heart Failure Trial, partially offset by early enrollment in the CardiAMP Heart Failure II Trial and regulatory activities to advance CardiAMP in Japan.

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Selling, general and administrative expenses increased to $600,000 in the three months ended September 30, 2026 as compared to $552,000 in the three months ended September 30, 2025. Selling, general and administrative expenses remained consistent at $2.4 million in the nine months ended September 30, 2026 and in the nine months ended September 30, 2025.

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Our net loss was $1.8 million for the three months ended September 2026 compared to $1.5 million for the three months ended September 2025. Our net loss decreased to $5.7 million for the nine months ended September 2026 compared to $6.2 million for the nine months ended September 2025, primarily due to lower research and development expenses.

 ANTICIPATED UPCOMING MILESTONES AND EVENTS:

●	CardiAMP Cell Therapy Shonin Submission to Japan PMDA Q4 2026 / Q1 2027

●	CardiAMP HF Trial Peer Reviewed Manuscript Q1 2027

●	Helix transendocardial delivery system FDA De Novo Pre-submission Meeting Q4 2026

●	Heart3D FDA Submission Q1 2027

●	Gene therapy study with partner(s) using Helix and Heart3D Q1/2027

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10213286/10535c5b644. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=O8EiucRo.

A webcast replay of the call will be available approximately one hour after the end of the call at the following link: https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-855-669-9658 (toll free domestic/Canada) and 1-412-317-0088 (international toll) by using access code 3063624.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its HelixTM biotherapeutic delivery and Morph® vascular navigation product platforms, and soon the Heart3DTM fusion imaging platform. BioCardia selectively partners on biotherapeutic delivery with peers developing important biologic therapies.

The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services.

For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the sufficiency of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2026	2025	2026	2025
Costs and expenses:
Research and development	$1,235	$936	$3,363	$3,834
Selling, general and administrative	600	552	2,361	2,431
Total costs and expenses	1,835	1,488	5,724	6,265
Operating loss	(1,835)	(1,488)	(5,724)	(6,265)
Other income (expense):
Total other income, net	18	5	35	21
Net loss	$(1,817)	$(1,483)	$(5,689)	$(6,244)

Net loss per share, basic and diluted	$(0.12)	$(0.24)	$(0.45)	$(1.17)

Weighted-average shares used in computing net loss per share, basic and diluted	15,137,085	6,277,848	12,696,206	5,330,465

BioCardia, Inc.

Selected Balance Sheet Data

(amounts in thousands)

	September 30,	December 31,
	2026(1)	2025(1)

Assets:
Cash and cash equivalents	$2,224	$2,496
Other current assets	108	236
Property, plant and equipment and other noncurrent assets	739	681
Total assets	$3,071	$3,413
Liabilities and Stockholders’ Equity
Current liabilities	$2,092	$2,432
Operating lease liability - noncurrent	144	86
Total stockholders’ equity	835	895
Total liabilities and stockholders’ equity	$3,071	$3,413

(1)  September 30, 2026 amounts are unaudited. December 31, 2025 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on March 24, 2026.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120